Exhibit 99.1

Nemaura Medical Submits PMA Application for sugarBEAT® to U.S. FDA

Company to Participate in RedChip Webinar on Tuesday, July 7, at 11 a.m. ET to Discuss Commercialization Progress

Loughborough, England, July 07, 2020 – Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, its non-invasive and flexible continuous glucose monitor (“CGM”), together with BEAT™diabetes, a planned health subscription service designed to help people with Type 2 diabetes and prediabetes through personalized lifestyle coaching, today announced it has submitted its PMA application for sugarBEAT® to the United States Food and Drug Administration (FDA) through the eCopy (electronic copy) program submission process.

Nemaura’s CEO, Dr. Faz Chowdhury, commented, “The USA represents the largest single market for sugarBEAT® and submission of the PMA application is a major milestone for the Company. Whilst the PMA application is under review for approval of sugarBEAT® as a Class III medical device, we plan to launch proBEAT™ in the USA later this year. proBEATTM will be introduced as a wellbeing device whereby we will be collecting glucose profiles and developing artificial intelligence-based prompts and feedback on how different factors affect glucose levels to help people make informed lifestyle choices”.

The intended use of sugarBEAT® is for persons with diabetes as an adjunct to finger prick testing to monitor and track their glucose profiles, so that the user can be better informed about the factors affecting their glucose profile, and to help manage their diabetes or potentially reverse their diabetes in the case of Type 2 diabetes. sugarBEAT is targeted initially at the Type 2 diabetic population, which number is greater than 25 million people in the U.S.

Investor Webinar

CEO Dr. Faz Chowdhury will be participating in an investor webinar, hosted by RedChip Companies, on Tuesday, July 7, 2020 at 11:00 a.m. ET. A live Q&A session with Dr. Chowdhury will follow the presentation. During the presentation, Dr. Chowdhury will provide an update on the Company’s developments, including commercialization progress, U.S. product launch, and status of collaborative partnerships, as well as update on a continuous temperature monitor (CTM) for both the diabetes and non-diabetes markets.

To register for the free webinar, please visit: https://www.redchip.com/corporate/webinar_register/64

About Nemaura Medical, Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. Nemaura has also submitted a PMA application for sugarBEAT® to the U.S. FDA. proBEAT™ comprises a non-invasive glucose monitor and a digital healthcare subscription service and is due to be launched in the US as a general wellness product.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts

Investor Contact:
Dave Gentry, CEO
RedChip Companies
Office: 1.800.RED.CHIP (733.2447)
Cell: 407.491.4498
dave@redchip.com